News Release

TransUnion Announces Strong Second Quarter 2018 Results

CHICAGO, July 24, 2018 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended June 30, 2018.
Total revenue was $563 million, an increase of 19 percent on an as reported and constant currency basis, compared with the second quarter of 2017. Acquisitions accounted for a 5 percent increase in revenue. Net income attributable to TransUnion was $55 million, compared with $65 million in the second quarter of 2017. Diluted earnings per share was $0.29, compared with $0.34 in the second quarter of 2017.
Adjusted EBITDA was $221 million, an increase of 19 percent on an as reported and constant currency basis compared with the second quarter of 2017. Adjusted EBITDA margin was 39.2 percent, the same as the second quarter of 2017. Adjusted Diluted Earnings per Share was $0.62, an increase of 34 percent compared with the second quarter of 2017.
“TransUnion delivered another strong quarter with double-digit revenue, Adjusted EBITDA and Adjusted EPS growth,” said Jim Peck, President and CEO.  “The growth continues to be broad based across our segments and is driven by our successful innovation, unique vertical positions and attractive international businesses.”
“During the quarter, we closed three strategically significant acquisitions in Callcredit, iovation and Healthcare Payment Specialists.  Each of these acquisitions provides TransUnion with highly valuable data, capabilities and market scope that will contribute to the continuation of our strong growth track record. As we look ahead, we expect to deliver a strong second half and believe we are well positioned for 2019 and beyond.”
Second Quarter 2018 Segment Results
U.S. Information Services (USIS)
USIS revenue was $358 million, an increase of 20 percent compared with the second quarter of 2017.

•	Online Data Services revenue was $235 million, an increase of 23 percent over the prior year.

•	Marketing Services revenue was $56 million, an increase of 21 percent over the prior year.

•	Decision Services revenue was $67 million, an increase of 10 percent over the prior year.

Operating income was $96 million, an increase of 14 percent compared with the second quarter of 2017. Adjusted Operating Income was $128 million, an increase of 16 percent compared with the second quarter of 2017.
International
International revenue was $106 million, an increase of 22 percent (22 percent on a constant currency basis) compared with the second quarter of 2017.

•	Developed markets revenue was $43 million, an increase of 40 percent (37 percent on a constant currency basis) over the prior year.

•	Emerging markets revenue was $63 million, an increase of 12 percent (13 percent on a constant currency basis) over the prior year.
Operating income was $16 million, an increase of 26 percent (25 percent on a constant currency basis) compared with the second quarter of 2017. Adjusted Operating Income was $33 million, an increase of 23 percent (23 percent on a constant currency basis) compared with the second quarter of 2017.

Consumer Interactive
Consumer Interactive revenue was $118 million, an increase of 12 percent compared with the second quarter of 2017. Revenue in the second quarter of 2018 included approximately $5 million of incremental credit monitoring revenue due to a breach at a competitor.
Operating income was $54 million, an increase of 9 percent compared with the second quarter of 2017. Adjusted Operating Income was $56 million, an increase of 10 percent compared with the second quarter of 2017.
Liquidity and Capital Resources
Cash and cash equivalents were $192 million at June 30, 2018 and $116 million at December 31, 2017. Total debt, including the current portion of long-term debt, was $4.2 billion at June 30, 2018, compared with $2.5 billion at December 31, 2017. The increase was due to the funding of our Callcredit, iovation and HPS acquisitions, which closed in the second quarter of 2018.
For the six months ended June 30, 2018, cash provided by continuing operations increased to $231 million compared with $172 million in 2017, due primarily to the increase in operating performance. Cash used in investing activities was $1,882 million compared with $104.5 million in 2017, due primarily to the significant increase in cash used to fund acquisitions. Capital expenditures were $70 million compared with $58 million in 2017. Cash from financing activities was $1,732 million compared with a use of cash of $108 million in 2017. The increase in cash from financing activities was due primarily to cash borrowed to fund our acquisitions and the treasury stock we purchased in 2017, offset by the dividend paid in May.
2018 Full Year Outlook
For the full year of 2018, we are raising our Adjusted Revenue, Adjusted EBITDA and Adjusted Diluted Earnings per Share guidance as follows. Adjusted Revenue is expected to be between $2.333 billion and $2.343 billion, an increase of 21 percent compared with 2017. Adjusted EBITDA is expected to be between $904 million and $910 million, an increase of 21 to 22 percent. Adjusted Diluted Earnings per Share is expected to be between $2.42 and $2.44, an increase of 29 to 30 percent. Adjusted Diluted Earnings per Share includes a benefit of approximately $0.28 due to the recently enacted Tax Cuts and Jobs Act. Adjusted Diluted Earnings per Share guidance also includes an approximate $(0.02) headwind from unfavorable foreign exchange rates and an approximate $(0.01) per share headwind from the impact of higher LIBOR rates on the debt existing prior to the incremental financing activities completed in June 2018.
The Adjusted Revenue guidance includes approximately 9 points growth from acquisitions that closed in the prior year and in the second quarter of 2018, as well as approximately 50 basis points of drag on Adjusted Revenue and Adjusted EBITDA from foreign exchange rates. Our guidance also includes approximately $15 million of incremental monitoring revenue due to a breach at a competitor, compared with $4 million in 2017. The expected increase in this incremental revenue represents 0.5 percent of the total growth.
2018 Third Quarter Outlook
For the third quarter of 2018, Adjusted Revenue is expected to be between $610 million and $615 million, an increase of 23 to 24 percent compared with the third quarter of 2017. Adjusted EBITDA is expected to be between $237 million and $240 million, an increase of 22 to 24 percent. Adjusted Diluted Earnings per Share is expected to be between $0.61 and $0.62, an increase of 24 to 26 percent. Adjusted Diluted Earnings per Share includes a benefit of approximately $0.07 due to the recently enacted Tax Cuts and Jobs Act.
The third quarter Adjusted Revenue guidance includes approximately 15 points of growth from acquisitions that closed in the prior year and in the second quarter of 2018. Foreign exchange rates are driving approximately 150 basis points drag on Adjusted Revenue and Adjusted EBITDA. Guidance includes $5 million of incremental monitoring revenue due to a breach at a competitor.
Given the size of the Callcredit acquisition, beginning in the 3rd quarter 2018, we will adjust our Non-GAAP financial measures of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share to add back costs incurred relating to our integration of Callcredit. We expect to add these costs back to these Non-GAAP performance measures for approximately two years. Additionally, we will disclose the Non-GAAP financial measure of Adjusted Revenue beginning in the 3rd quarter 2018. Adjusted Revenue is intended to reflect what revenue would have been had we not reduced the amount of deferred revenue on the opening balance sheets for recently acquired businesses as a result of applying business combination fair value accounting principles. We expect deferred revenue adjustments for acquisitions that closed in the 2nd quarter of 2018 to primarily last for approximately one year, with the remainder to last up to two years. We believe the best period-over-period comparison of revenue over the next one to two years as we run off this impact will be Adjusted Revenue compared with GAAP revenue in periods prior to and after the impact of this run-off is complete. Further, revenue from certain non-core customer contracts of Callcredit that are not classified as discontinued operations and that are expected to expire within one year will be excluded from Adjusted Revenue. See Non-GAAP Financial Measures below and Schedule 7 for additional information.
Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.
About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.
Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents constant currency growth rates on Schedule 1 and in our 2018 full year and Third Quarter Outlook sections assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, segment Adjusted Operating Income, segment Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present these financial measures as supplemental measures of our operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. We present Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Also, Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. In addition, our board of directors and executive management team use Adjusted EBITDA as a compensation measure. Furthermore, under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
Adjusted Revenue is defined as GAAP revenue adjusted for certain acquisition-related deferred revenue and non-core contract-related revenue adjustments as further discussed in footnote 1 of the attached Schedule 7. Adjusted EBITDA is defined as net income (loss) attributable to TransUnion plus (less) loss (income) from discontinued operations, plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income). Adjusted Operating Income is defined as operating income plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus certain mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets. Adjusted Effective Tax Rate is defined as Adjusted Provision for Income Taxes divided by Adjusted Income Before Income Taxes. Adjusted Net Income is defined as net income (loss) attributable to TransUnion plus (less) loss (gain) from discontinued operations, plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes, less any one-time tax provision benefits from the Tax Cuts and Jobs Act. Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by weighted-average diluted shares outstanding. The above definitions apply to our calculations for the historical periods shown on schedules 1 through 6, and for the periods covered by our guidance as shown in Schedule 7, although we have not included any revenue-related or Callcredit integration-related expense adjustments in our historical non-GAAP financial measures included herein.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions, successfully integrate the operations of acquired businesses and realize the intended benefits of such acquisitions; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website

(www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
In addition to factors previously disclosed in TransUnion’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to our announced agreement to acquire Callcredit; the risk that regulatory approvals required for the acquisition of Callcredit are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the acquisition of Callcredit; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the acquisition; macroeconomic factors beyond the TransUnion’s control; risks related to the TransUnion’s indebtedness and other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.
For More Information

E-mail:	Investor.Relations@transunion.com

Telephone:	312.985.2860

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	June 30, 2018	December 31, 2017
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$192.3	$115.8
Trade accounts receivable, net of allowance of $11.8 and $9.9	422.2	326.7
Other current assets	168.7	146.2
Current assets from discontinued operations	70.4	—
Total current assets	853.6	588.7
Property, plant and equipment, net of accumulated depreciation and amortization of $333.0 and $299.3	202.9	198.6
Goodwill, net	3,392.3	2,368.8
Other intangibles, net of accumulated amortization of $1,079.0 and $993.6	2,518.1	1,825.8
Other assets	143.2	136.6
Total assets	$7,110.1	$5,118.5
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$171.5	$131.3
Short-term debt and current portion of long-term debt	139.2	119.3
Other current liabilities	216.6	207.8
Current liabilities from discontinued operations	9.5	—
Total current liabilities	536.8	458.4
Long-term debt	4,071.3	2,345.3
Deferred taxes	545.6	419.4
Other liabilities	42.1	70.8
Total liabilities	5,195.8	3,293.9
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at June 30, 2018 and December 31, 2017, 188.9 million and 187.4 million shares issued at June 30, 2018 and December 31, 2017, respectively, and 184.7 million shares and 183.2 million shares outstanding as of June 30, 2018 and December 31, 2017, respectively	1.9	1.9
Additional paid-in capital	1,898.7	1,863.5
Treasury stock at cost; 4.2 million shares at June 30, 2018 and December 31, 2017, respectively	(139.3)	(138.8)
Retained earnings	243.2	137.4
Accumulated other comprehensive loss	(187.5)	(135.3)
Total TransUnion stockholders’ equity	1,817.0	1,728.7
Noncontrolling interests	97.3	95.9
Total stockholders’ equity	1,914.3	1,824.6
Total liabilities and stockholders’ equity	$7,110.1	$5,118.5

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$563.1	$474.8	$1,100.5	$929.7
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	189.1	151.9	371.4	303.0
Selling, general and administrative	171.6	149.2	334.9	293.8
Depreciation and amortization	68.0	58.2	134.6	116.3
Total operating expenses	428.7	359.3	840.9	713.1
Operating income	134.4	115.5	259.6	216.6
Non-operating income and (expense)
Interest expense	(25.9)	(22.6)	(48.5)	(44.1)
Interest income	1.4	1.4	2.1	2.7
Earnings from equity method investments	2.9	2.0	5.2	3.7
Other income and (expense), net	(39.7)	(4.2)	(42.3)	(10.8)
Total non-operating income and (expense)	(61.3)	(23.4)	(83.5)	(48.5)
Income from continuing operations before income taxes	73.1	92.1	176.1	168.1
Provision for income taxes	(15.8)	(24.8)	(43.5)	(36.3)
Income from continuing operations	57.3	67.3	132.6	131.8
Discontinued operations, net of tax	—	—	—	—
Net income	57.3	67.3	132.6	131.8
Less: net income attributable to the noncontrolling interests	(2.3)	(2.4)	(4.5)	(4.5)
Net income attributable to TransUnion	$55.0	$64.9	$128.1	$127.3

Income from continuing operations	57.3	67.3	132.6	131.8
Less: income from continuing operations attributable to noncontrolling interests	(2.3)	(2.4)	(4.5)	(4.5)
Income from continuing operations attributable to TransUnion	55.0	64.9	128.2	127.3
Discontinued operations, net of tax	—	—	—	—
Net income attributable to TransUnion	$55.0	$64.9	$128.1	$127.3

Basic earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.30	$0.36	$0.70	$0.70
Discontinued operations, net of tax	—	—	—	—
Net Income attributable to TransUnion	0.30	0.36	0.70	0.70
Diluted earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.29	$0.34	$0.67	$0.67
Discontinued operations, net of tax	—	—	—	—
Net Income attributable to TransUnion	0.29	0.34	0.67	0.67
Weighted-average shares outstanding:
Basic	184.3	181.9	184.0	182.3
Diluted	190.8	189.3	190.5	189.8

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$132.6	$131.8
Add: loss from discontinued operations, net of tax	—	—
Income from continuing operations	$132.6	$131.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134.6	116.3
Loss on debt financing transactions	11.9	5.0
Amortization and loss on fair value of hedge instrument	(0.7)	0.3
Impairment of Cost Method Investment, net	1.4	—
Equity in net income of affiliates, net of dividends	(0.2)	(3.2)
Deferred taxes	(8.9)	(18.3)
Amortization of discount and deferred financing fees	1.6	1.3
Stock-based compensation	21.3	15.9
Payment of contingent obligation	—	(2.0)
Provision for losses on trade accounts receivable	3.4	1.8
Other	1.8	(3.9)
Changes in assets and liabilities:
Trade accounts receivable	(46.6)	(11.4)
Other current and long-term assets	(17.4)	(42.2)
Trade accounts payable	25.9	3.5
Other current and long-term liabilities	(30.2)	(22.7)
Cash provided by operating activities of continuing operations	230.5	172.2
Cash provided by discontinued operations	—	—
Cash provided by operating activities	230.5	172.2
Cash flows from investing activities:
Capital expenditures	(70.4)	(58.0)
Proceeds from sale of trading securities	1.8	2.5
Purchases of trading securities	(1.8)	(1.5)
Proceeds from sale of other investments	4.5	46.9
Purchases of other investments	(14.1)	(36.0)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(1,801.2)	(58.7)
Other	(0.5)	0.3
Cash used in investing activities	(1,881.7)	(104.5)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B-4	1,000.0	—
Proceeds from Senior Secured Term Loan A-3	800.0	—
Proceeds from senior secured revolving line of credit	125.0	105.0
Payments of senior secured revolving line of credit	(135.0)	(60.0)
Repayments of debt	(24.2)	(24.9)
Debt financing fees	(33.6)	(5.0)
Proceeds from issuance of common stock and exercise of stock options	14.1	16.3
Dividends to shareholders	(13.8)	—
Treasury stock purchased	—	(133.5)
Distributions to noncontrolling interests	(0.1)	(0.3)
Payment of contingent obligation	—	(5.8)
Other	(0.5)	—
Cash provided by (used in) financing activities	1,731.9	(108.2)
Effect of exchange rate changes on cash and cash equivalents	(4.2)	0.3
Net change in cash and cash equivalents	76.5	(40.2)
Cash and cash equivalents, beginning of period	115.8	182.2
Cash and cash equivalents, end of period	$192.3	$142.0

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
As Reported and Constant Currency Growth Rates - Unaudited

	Three Months Ended June 30, 2018 Percent Change	Six Months Ended June 30, 2018 Percent Change
Consolidated:
Revenue as reported	18.6%	18.4%
Revenue constant currency	18.6%	18.0%

Operating income	16.3%	19.9%
Operating income constant currency	16.3%	19.5%
Adjusted Operating Income	17.7%	17.4%
Adjusted Operating Income constant currency	17.7%	17.1%

Adjusted EBITDA	18.5%	18.3%
Adjusted EBITDA constant currency	18.5%	18.0%

International:
International Consolidated
Revenue as reported	21.8%	18.5%
Revenue constant currency	21.6%	16.5%

Operating income	25.9%	39.5%
Operating income constant currency	25.5%	36.1%
Adjusted Operating Income	23.1%	15.8%
Adjusted Operating Income constant currency	23.0%	14.0%

Developed Markets
Revenue as reported	39.6%	26.3%
Revenue constant currency	36.8%	23.3%

Emerging Markets
Revenue as reported	12.0%	14.4%
Revenue constant currency	13.3%	12.9%
Constant currency percentage changes assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin - Unaudited
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	$563.1	$474.8	$1,100.5	$929.7
Reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$55.0	$64.9	$128.1	$127.3
Discontinued operations	—	—	—	—
Net income from continuing operations attributable to TransUnion	55.0	64.9	128.2	127.3
Net interest expense	24.5	21.3	46.4	41.5
Provision for income taxes	15.8	24.8	43.5	36.3
Depreciation and amortization	68.0	58.2	134.6	116.3
EBITDA	163.4	169.2	352.6	321.3
Adjustments to EBITDA:
Stock-based compensation(1)	16.0	11.6	26.9	24.8
Mergers and acquisitions, divestitures and business optimization(2)	25.9	4.3	29.2	6.9
Other(3)	15.3	0.9	14.7	4.8
Total adjustments to EBITDA	57.2	16.9	70.7	36.4
Adjusted EBITDA	$220.6	$186.1	$423.3	$357.7

EBITDA margin	29.0%	35.6%	32.0%	34.6%
Adjusted EBITDA Margin	39.2%	39.2%	38.5%	38.5%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation. For the three months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $25.4 million of acquisition expenses; a $(0.3) million gain from a fair value remeasurement of an investment in a nonconsolidated affiliate; and a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest. For the six months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation. For the six months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $27.1 million of acquisition expenses; a $1.4 million net loss from the fair value remeasurements of investments in a nonconsolidated affiliates; a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest; and $(0.1) million of miscellaneous.

For the three months ended June 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestitures of a small business operation; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $3.9 million of acquisition expenses. For the six months ended June 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestitures of a small business operation; and a $(0.2) million reduction in contingent consideration expense from previous acquisitions. For the six months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $6.5 million of acquisition expenses; and $0.1 million of miscellaneous.

(3)
For the three months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; a $3.0 million loss from currency remeasurement of our foreign operations; $0.3 million of loan fees; and $0.1 million of miscellaneous. For the six months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; a $2.3 million loss from currency remeasurement of our foreign operations; $0.7 million of loan fees; $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; and a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge.
For the three months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; $0.5 million of loan fees; a $0.2 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(0.2) million of currency remeasurement of our foreign operations; and $(0.1) million of miscellaneous. For the six months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $5.0 million of fees related to the refinancing of our senior secured credit facility; $0.9 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; $0.8 million of loan fees; a $0.1 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(1.6) million of currency remeasurement of our foreign operations; and $(0.4) million of miscellaneous.

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to TransUnion	$55.0	$64.9	$128.1	$127.3
Discontinued operations	—	—	—	—
Net income from continuing operations attributable to TransUnion	55.0	64.9	128.2	127.3
Adjustments before income tax items:
Stock-based compensation(1)	16.0	11.6	26.9	24.8
Mergers and acquisitions, divestitures and business optimization(2)	25.9	4.3	29.2	6.9
Other(3)	15.0	0.6	13.9	4.4
Amortization of certain intangible assets(4)	38.3	33.6	74.8	67.1
Total adjustments before income tax items	95.1	50.1	144.8	103.1
Change in provision for income taxes per schedule 4	(31.4)	(26.8)	(46.7)	(62.0)
Adjusted Net Income	$118.8	$88.3	$226.3	$168.4

Adjusted Earnings per Share:
Basic	$0.64	$0.49	$1.23	$0.92
Diluted(5)	$0.62	$0.47	$1.19	$0.89

Weighted-average shares outstanding:
Basic	184.3	181.9	184.0	182.3
Diluted(5)	190.8	189.3	190.5	189.8
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation. For the three months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $25.4 million of acquisition expenses; a $(0.3) million gain from a fair value remeasurement of an investment in a nonconsolidated affiliate; and a a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest. For six months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation. For six months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $27.1 million of acquisition expenses; $1.4 million net loss from the fair value remeasurements of investments in a nonconsolidated affiliates; a a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest; and $(0.1) million of miscellaneous.

For the three months ended June 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestitures of a small business operation; and a $(0.1) million reduction in contingent consideration expense from previous acquisitions. For the three months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $3.9 million of acquisition expenses. For the six months ended June 30, 2017, consisted of the following adjustments to operating income: a $0.5 million loss on the divestitures of a small business operation; and a $(0.2) million reduction in contingent consideration expense from previous acquisitions. For the six months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $6.5 million of acquisition expenses; and $0.1 million of miscellaneous.

(3)
For the three months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; a $3.0 million loss from currency remeasurement of our foreign operations; and $0.1 million of miscellaneous. For the six months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; $2.3 million loss from currency remeasurement of our foreign operations; $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.1) of miscellaneous.
For the three months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; a $0.2 million mark-to-market loss related to ineffectiveness of our interest rate hedge; $(0.2) million of currency remeasurement of our foreign operations; and $0.1 million of miscellaneous. For the six months ended June 30, 2017, consisted of the following adjustments to non-operating income and expense: $5.0 million of fees related to the refinancing of our senior secured credit facility; $0.9 million of fees incurred in connection with secondary offerings of shares of TransUnion common stock by certain of our stockholders; a $0.1 million mark-to-market loss related to ineffectiveness of our interest rate hedge; and $(1.6) million of currency remeasurement of our foreign operations.

(4)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of intangible assets established in business acquisitions after our 2012 change in control.

(5)
For the three and six months ended June 30, 2018, there were less than 0.1 million anti-dilutive weighted stock-based awards outstanding for each respective period. In addition, there were less than 0.1 million contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

For the three and six months ended June 30, 2017, there were zero and less than 0.1 million anti-dilutive weighted stock-based awards outstanding, respectively. In addition, there were no contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Income before income taxes	$73.1	$92.1	$176.1	$168.1
Total adjustments before income taxes per Schedule 3	95.1	50.1	144.8	103.1
Adjusted income before income taxes	$168.2	$142.3	$321.0	$271.2

Provision for income taxes	$(15.8)	$(24.8)	$(43.5)	$(36.3)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(22.5)	(16.7)	(34.0)	(34.6)
Eliminate impact of adjustments for unremitted foreign earnings(2)	—	—	—	(4.3)
Eliminate impact of excess tax benefits for share compensation(3)	(9.8)	(11.4)	(18.1)	(23.0)
Other(4)	1.0	1.3	5.4	—
Total adjustments for income taxes	(31.4)	(26.8)	(46.7)	(62.0)
Adjusted provision for income taxes	$(47.2)	$(51.7)	$(90.2)	$(98.3)

Effective tax rate	21.7%	27.0%	24.7%	21.6%
Adjusted Effective Tax Rate	28.1%	36.3%	28.1%	36.2%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates impact of certain adjustments related to our deferred tax liability for unremitted earnings.

(3)
Eliminates the impact of excess tax benefits for share compensation resulting from adoption of ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

(4)	Eliminates the impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Adjusted Operating Income, Operating Margin and Adjusted Operating Margin - Unaudited
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Online Data Services	$234.9	$190.6	$463.2	$373.0
Marketing Services	56.3	46.5	107.9	88.5
Decision Services	66.9	60.8	129.4	118.6
Total USIS	358.2	297.9	700.5	580.1
Developed Markets	43.2	31.0	74.5	59.0
Emerging Markets	63.1	56.3	127.7	111.7
Total International	106.3	87.3	202.3	170.7
Consumer Interactive	117.6	105.4	235.5	210.3
Total revenue, gross	$582.1	$490.6	$1,138.2	$961.1

Intersegment revenue eliminations:
USIS Online	$(17.5)	$(14.7)	$(34.9)	$(29.1)
International Developed Markets	(1.2)	(1.1)	(2.4)	(2.1)
International Emerging Markets	(0.1)	—	(0.1)	(0.1)
Consumer Interactive	(0.2)	—	(0.3)	—
Total intersegment revenue eliminations	(19.0)	(15.8)	(37.8)	(31.4)
Total revenue as reported	$563.1	$474.8	$1,100.5	$929.7

Gross operating income by segment:
USIS operating income	$95.7	$83.7	$178.6	$156.0
International operating income	15.9	12.6	30.0	21.5
Consumer Interactive operating income	54.4	49.7	107.8	97.7
Corporate operating loss	(31.6)	(30.5)	(56.7)	(58.6)
Total operating income	$134.4	$115.5	$259.6	$216.6

Intersegment operating income eliminations:
USIS	$(17.1)	$(14.3)	$(34.2)	$(28.4)
International	(0.9)	(0.8)	(1.6)	(1.6)
Consumer Interactive	17.9	15.1	35.7	30.0
Corporate	—	—	—	—
Total eliminations	$—	$—	$—	$—

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of operating income to Adjusted Operating Income:
USIS operating income	$95.7	$83.7	$178.6	$156.0
Stock-based compensation(1)	6.1	3.8	11.2	7.9
Mergers and acquisitions, divestitures and business optimization(2)	—	(0.1)	—	(0.2)
Amortization of certain intangible assets(3)	26.2	22.8	51.9	45.6
Adjusted USIS Operating Income	128.0	110.3	241.7	209.3

International operating income	15.9	12.6	30.0	21.5
Stock-based compensation(1)	5.4	4.3	7.4	9.8
Mergers and acquisitions, divestitures and business optimization(2)	1.1	0.5	1.1	0.5
Amortization of certain intangible assets(3)	10.8	9.5	20.4	19.0
Adjusted International Operating Income	33.2	27.0	59.0	50.9

Consumer Interactive operating income	54.4	49.7	107.8	97.7
Stock-based compensation(1)	0.6	0.4	1.2	0.9
Amortization of certain intangible assets(3)	1.3	1.3	2.5	2.5
Adjusted Consumer Interactive Operating Income	56.3	51.4	111.4	101.0

Corporate operating loss	(31.6)	(30.5)	(56.7)	(58.6)
Stock-based compensation(1)	3.9	3.1	7.1	6.2
Adjusted Corporate Operating Income	(27.7)	(27.4)	(49.6)	(52.5)

Total operating income	134.4	115.5	259.6	216.6
Stock-based compensation(1)	16.0	11.6	26.9	24.8
Mergers and acquisitions, divestitures and business optimization(2)	1.1	0.5	1.1	0.3
Amortization of certain intangible assets(3)	38.3	33.6	74.8	67.1
Total operating income adjustments	55.4	45.7	102.9	92.2
Total Adjusted Operating Income	$189.8	$161.2	$362.5	$308.7

Operating margin(4):
USIS	26.7%	28.1%	25.5%	26.9%
International	14.9%	14.4%	14.8%	12.6%
Consumer Interactive	46.3%	47.2%	45.8%	46.4%
Total operating margin	23.9%	24.3%	23.6%	23.3%

Adjusted Operating Margin(4):
USIS	35.7%	37.0%	34.5%	36.1%
International	31.2%	30.9%	29.1%	29.8%
Consumer Interactive	47.9%	48.8%	47.3%	48.0%
Total Adjusted Operating Margin	33.7%	34.0%	32.9%	33.2%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(2)
For the three months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation (International). For the six months ended June 30, 2018, consisted of the following adjustments to operating income: a $1.1 million loss on the divestiture of a small business operation (International).

For the three months ended June 30, 2017, consisted of the following adjustments to operating income: a $(0.1) million reduction in contingent consideration expense from previous acquisitions (USIS); and a $0.5 million loss on the divestiture of a small business operations (International). For the six months ended June 30, 2017, consisted of the following adjustments to operating income: a $(0.2) million reduction in contingent consideration expense from previous acquisitions (USIS); and a $0.5 million loss on the divestiture of a small business operation (International).

(3)	Consisted of amortization of intangible assets from our 2012 change in control transaction and amortization intangible assets established in business acquisitions after our 2012 change in control.

(4)
Segment operating margins and Adjusted Operating Margins are calculated using segment gross revenue and operating income. Consolidated operating margin and Adjusted Operating Margin is calculated using as-reported revenue and operating income.

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Depreciation and amortization:
USIS	$45.5	$39.4	$90.2	$78.7
International	18.3	14.8	35.9	29.6
Consumer Interactive	3.0	2.7	5.9	5.3
Corporate	1.3	1.3	2.5	2.6
Total depreciation and amortization	$68.0	$58.2	$134.6	$116.3
As a result of displaying amounts in millions, rounding differences may exist in the table above.

SCHEDULE 7
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance - Unaudited
(dollars in millions)

	Three Months Ended September 30, 2018		Twelve Months Ended December 31, 2018
	Low	High	Low	High
Guidance reconciliation of revenue to Adjusted Revenue:
GAAP revenue	$592	$597	$2,306	$2,316
Acquisitions revenue-related adjustment(1)	18	18	27	27
Adjusted Revenue	610	615	2,333	2,343

Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net Income attributable to TransUnion	46	48	233	237
Interest, taxes and depreciation and amortization	146	147	522	523
EBITDA	192	195	755	760
Acquisitions revenue-related adjustment(1)	18	18	27	27
Stock-based compensation, mergers, acquisitions divestitures and business optimization-related expenses and other adjustments(2)	27	27	123	123
Adjusted EBITDA	$237	$240	$904	$910

Reconciliation of diluted earnings per share from continuing operations to Adjusted Diluted Earnings per Share from Continuing Operations:
Diluted earnings per share from continuing operations	$0.24	$0.25	$1.27	$1.29
Adjustments to diluted earnings per share(1)(2)	$0.36	$0.36	$1.15	$1.15
Adjusted Diluted Earnings per Share from Continuing Operations	$0.61	$0.62	$2.42	$2.44
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year. The estimated adjustments to revenue are subject to change as we finalize the fair value assessments of the deferred revenue acquired with recent acquisitions and as we complete our assessment of the non-core customer contracts.

(2)
This adjustment includes the same adjustments we make to our Adjusted EBITDA and Adjusted Net Income as discussed in the Non-GAAP Financial Measures section of our earnings release, which includes the Callcredit integration-related costs.